EXHIBIT 5.1

[Letterhead of Fried, Frank, Harris, Shriver & Jacobson LLP]

August 22, 2018

Aerie Pharmaceuticals, Inc.

4301 Emperor Boulevard, Suite 400

Durham, North Carolina 27703

Re: Registration of shares of common stock, par value $0.001 per share (the “Common Stock”), of Aerie Pharmaceuticals, Inc.

Ladies and Gentlemen:

We have acted as counsel to Aerie Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-3 (File No. 333-213643), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and as may be amended from time to time (the “Registration Statement”), a base prospectus dated September 15, 2016 (the “Base Prospectus”) and a prospectus supplement dated August 22, 2018 (together with the Base Prospectus, the “Prospectus”), with respect to the contemplated sale from time to time by the selling stockholders named in the Prospectus (the “Selling Stockholders”) of up to 329,124 shares of Common Stock (the “Shares”). With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined the originals or certified, conformed, facsimile, electronic or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents and (iii) received such information from officers and representatives of the Company, the Selling Stockholders and others as we have deemed necessary or appropriate for the purposes of this opinion.

In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed, facsimile, electronic or reproduction copies. As to various questions of fact relevant to the opinion expressed herein, we have relied upon, and assume the accuracy of, certificates and oral or written statements and other information of or from public officials and officers and representatives of the Company, the Selling Stockholders and others.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the applicable provisions of the General Corporation Law of the State of Delaware as currently in effect, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinion expressed herein. The opinion expressed herein is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. This letter is given only as of the time of its delivery, and we undertake no responsibility to update or supplement this letter after its delivery.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K filed by the Company with the Commission on August 22, 2018, which will be incorporated by reference in the Registration Statement, and to the references to this firm under the caption “Legal Matters” in the Registration Statement and in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Fried, Frank, Harris, Shriver & Jacobson LLP

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP